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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|   Preliminary Proxy Statement
|_|   Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2))
|X|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to ss.240.14a-12

                                  GUESS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No fee required.

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

-------------------------------------------------------------------------------

      2.    Aggregate number of securities to which transaction applies:

-------------------------------------------------------------------------------

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

-------------------------------------------------------------------------------

      4.    Proposed maximum aggregate value transaction:

-------------------------------------------------------------------------------

      5.    Total fee paid:

-------------------------------------------------------------------------------

|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

      1.    Amount Previously Paid:

            --------------------------------------------------------------------

      2.    Form, Schedule or Registration Statement No.:

            --------------------------------------------------------------------

      3.    Filing Party:

            --------------------------------------------------------------------

      4.    Date Filed:

            --------------------------------------------------------------------

                                  GUESS?, INC.
                           1444 South Alameda Street
                         Los Angeles, California 90021

                       ---------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To be held on May 14, 2001

                       ---------------------------------

To the Stockholders of GUESS?, Inc:

      The 2001 annual meeting of stockholders (the "Annual Meeting") of GUESS?, Inc., a Delaware corporation (the "Company"), will be held at The Ritz-Carlton, 4375 Admiralty Way, Marina del Rey, California 90292, on Monday, May 14, 2001 at 10:00 a.m., PST, to:

      1. Elect two directors for a term of three years each and until their successors are duly elected and qualified;

      2. Ratify the appointment of KPMG LLP as independent certified public accountants of the Company for the fiscal year ending December 31, 2001; and

      3. Transact such other business as may properly come before the Annual Meeting and any and all adjournments or postponements thereof.

      Only stockholders of record at the close of business on March 30, 2001, are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

      If you plan to attend:

      Please note that space limitations make it necessary to limit attendance to stockholders and one guest. Admission to the Annual Meeting will be on a first-come, first-served basis. Registration opens at 9:00 a.m., PST. Cameras and recording devices will not be permitted at the Annual Meeting.

      If your shares are held of record by a broker, bank or other nominee and you wish to attend the Annual Meeting, you must obtain a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares as of the record date and bring it to the Annual Meeting. In order to vote your shares at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.

      Your attention is called to the Proxy Statement on the following pages. We hope that you will attend the Annual Meeting in person. The Board of Directors and management look forward to greeting those stockholders able to attend. Regardless of how many shares you own, your vote is very important. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD, IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.

      On behalf of the Board of Directors, we would like to express our appreciation for your continued interest in the affairs of the Company.

BY ORDER OF THE BOARD OF DIRECTORS,


/s/ MAURICE MARCIANO                         /s/ PAUL MARCIANO
------------------------                     ------------------------
Maurice Marciano                             Paul Marciano
Co-Chairman of the Board and                 Co-Chairman of the Board and
Co-Chief Executive Officer                   Co-Chief Executive Officer

Los Angeles, California
April 14, 2001

                                  GUESS?, INC.
                           1444 South Alameda Street
                         Los Angeles, California 90021

                         ------------------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS

                           To be held on May 14, 2001
                         ------------------------------

                                  INTRODUCTION

      This Proxy Statement and the enclosed form of proxy are being furnished commencing on or about April 14, 2001, in connection with the solicitation by the Board of Directors (the "Board of Directors" or the "Board") of GUESS?, Inc. (the "Company") of proxies in the enclosed form for use at the 2001 annual meeting of stockholders (the "Annual Meeting") to be held at The Ritz-Carlton, 4375 Admiralty Way, Marina del Rey, California 90292, on Monday, May 14, 2001, at 10:00 a.m., PST, and any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. In connection with the solicitation by the Board of Directors of proxies for use at the Annual Meeting, the Board has designated Carlos Alberini and Deborah Siegel to vote shares represented by such proxies. Any proxy given pursuant to such solicitation and received in time for the Annual Meeting and not revoked will be voted as specified in such proxy. If no instructions are given, proxies will be voted FOR the election of the nominees named below under the Caption "Proposal No. 1: Election of Class II Directors," and FOR the appointment of KPMG LLP as independent certified public accountants of the Company for the year ending December 31, 2001, which is designated as Proposal No. 2. Any proxy may be revoked by delivering written notice of such revocation to the Secretary of the Company at any time prior to the voting thereof or by delivering a later dated proxy to the Secretary of the Company at any time prior to the voting thereof, or by voting in person at the Annual Meeting in accordance with the instructions discussed in this Proxy Statement.

      This solicitation is made by mail on behalf of the Board of Directors. Costs of the solicitation will be borne by the Company. Further solicitation of proxies may be made by telephone, telegraph, facsimile or personal interview by the directors, officers and employees of the Company and its affiliates, who will not receive additional compensation for the solicitation. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to stockholders.

      Only common stockholders of record at the close of business on March 30, 2001, are entitled to notice of and to vote at the Annual Meeting. As of the close of business on March 30, 2001, there were 43,623,927 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), outstanding. Each share of Common Stock entitles the record holder thereof to one vote on all matters properly brought before the Annual Meeting.

      Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from the owners. If instructions are not received, brokers may vote the shares at their discretion, depending upon the type of proposals involved. "Broker non-votes" result when brokers are precluded by the rules of the New York Stock Exchange from exercising their discretion on certain types of proposals. Brokers have discretionary authority to vote on the proposals being submitted. The Inspector of Election will treat broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but not as shares present and voting on such proposal, thus having no effect on the outcome of such proposal.

      Each director will be elected by a plurality of the votes cast at the Annual Meeting. Stockholders may not cumulate their votes. Accordingly, abstentions or broker non-votes as to the election of the Class II directors will not affect the outcome on such proposal.

      The favorable vote of a majority of votes cast will be required to ratify the selection of KPMG LLP. Accordingly, abstentions or broker non-votes will not affect the outcome of the vote on such proposal.

      The Board of Directors knows of no matters to come before the Annual Meeting other than the matters referred to in this Proxy Statement. If, however, any matters properly come before the Annual Meeting, it is the intention of each of the persons named in the accompanying proxy to vote such proxies in accordance with such person's discretionary authority to act in such person's best judgment.

      The principal executive offices of the Company are located at 1444 South Alameda Street, Los Angeles, California 90021.

                             ELECTION OF DIRECTORS

      Pursuant to the Company's Restated Certificate of Incorporation, the Board of Directors is divided into three classes of directors serving staggered terms (Classes I, II and III). One class of directors will be elected at each annual meeting of stockholders for a three-year term and will hold office until their successors shall have been elected and qualified. The Company's Bylaws currently authorize a Board of Directors consisting of not less than three nor more than fifteen directors. The Board of Directors currently consists of eight members of which Armand Marciano, Carlos Alberini and Alice Kane are Class I directors, Paul Marciano and Robert Davis are Class II directors and Maurice Marciano, Howard Socol and Bryan Isaacs are Class III directors. Mr. Alberini was appointed to the Board of Directors in December 2000.

                 PROPOSAL NO. 1: ELECTION OF CLASS II DIRECTORS
                             (Item 1 on Proxy Card)

      At the Annual Meeting, two Class II directors are to be elected to serve for a term to expire at the 2004 annual meeting of stockholders. The nominees for these positions are Paul Marciano and Robert Davis. Mr. Davis is not employed by, or affiliated with, the Company. Each of the Board's nominees has consented to being named in this Proxy Statement and has agreed to serve as a member of the Board of Directors if elected. Information regarding the Board's nominees for directors at the Annual Meeting and the continuing directors whose terms expire in 2002 and 2003 is set forth on pages 8 and 9 under the heading "Directors and Executive Officers."

      Vote. The Class II directors will be elected by a plurality of the votes cast at the Annual Meeting. Stockholders may not cumulate their votes. Accordingly, abstentions or broker non-votes as to the election of the Class II directors will not affect the outcome. The accompanying proxy will be voted FOR the election of the Board's nominees unless contrary instructions are given. If the Board's nominees are unable to serve, which is not anticipated, the persons named as proxies intend to vote for such other person or persons as the Board of Directors may designate. In no event will the shares represented by the proxies be voted for more than two Class II directors at the Annual Meeting. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted FOR the election of the Board's nominees named above.

      The Board of Directors recommends a vote FOR each of the above-named nominees.

                  PROPOSAL NO. 2: RATIFICATION OF SELECTION OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
                             (Item 2 on Proxy Card)

      The firm of KPMG LLP ("KPMG"), the Company's independent certified public accountants for the year ended December 31, 2000, was selected by the Board of Directors to act in such capacity for the fiscal year ending December 31, 2001, subject to ratification by the stockholders. There are no affiliations between the Company and KPMG, its partners, associates or employees, other than those which pertain to the (i) engagement of KPMG as independent certified public accountants for the Company in the previous year and (ii) engagement of KPMG's

Internal Audit Group as internal auditors for the Company commencing in October 2000. KPMG has served as the Company's independent public accountants since 1990. Even if KPMG's appointment is ratified by the stockholders, the Board may, at its discretion, appoint a new independent accounting firm if it determines that such a change would be in the best interests of the Company and its stockholders. We expect a representative of KPMG to be present at the Annual Meeting to respond to appropriate questions and to make such statements as he or she may desire.

      Vote. The favorable vote of a majority of votes cast regarding the proposal is required to ratify the selection of KPMG. Accordingly, abstentions or broker non-votes will not affect the outcome of the vote on the proposal. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted FOR the proposal to ratify the selection of KPMG to serve as independent certified public accountants for the Company for the fiscal year ending December 31, 2001.

      The Board of Directors recommends a vote FOR the ratification of KPMG LLP.

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

      The firm of KPMG has served as the Company's independent auditors since 1990 and served as our independent auditor for the fiscal year ended December 31, 2000. As stated in Proposal No. 2, the Board has selected KPMG to serve as our independent auditors for the fiscal year ending December 31, 2001.

      Audit services performed by KPMG for fiscal 2000 consisted of the examination of the Company's financial statements, services related to filings with the Securities and Exchange Commission (SEC) and services related to the Company's internal audit. All fees paid to KPMG were reviewed and considered for independence by the Audit Committee.

                       Fiscal 2000 Audit Firm Fee Summary

      During fiscal year 2000, we retained our principal auditor, KPMG, to provide services in the following categories and amounts:

     Audit Fees ...................................................  $  337,000
     Financial Information Systems Design and Implementation Fees .      25,000
     All Other Fees ...............................................   1,282,000

      The Audit Committee has considered whether the provision of non-audit services provided by KPMG is compatible with maintaining KPMG's independence.

                         REPORT OF THE AUDIT COMMITTEE

      The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. We reviewed and discussed with management the audited financial statements contained in the Company's fiscal year 2000 annual report. Also, we reviewed with KPMG, who is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles, their judgments as to the quality and acceptability of our accounting principles and any other matters that we are required to discuss under generally accepted auditing standards. In addition, we have discussed with KPMG its independence from management and the Company including matters set forth in the written disclosures required by Independence Standards Board Standard No. 1 and matters required to be discussed by Statement on Auditing Standards No. 61 pertaining to communications with Audit Committees.

      We discussed with KPMG the overall scope and plans of their audits. We met with KPMG, as the Company's independent auditors, with and without management present, to discuss results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

      Relying on the reviews and discussions referred to above, we recommended to the Board, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2000, for filing with the SEC.

      By the Audit Committee,

      Bryan Isaacs
      Robert Davis
      Howard Socol
      Alice Kane

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information available to the Company, as of March 30, 2001, with respect to shares of its Common Stock held by (i) those persons known to the Company to be the beneficial owners (as determined under the rules of the Securities and Exchange Commission) of more than 5% of such shares, (ii) each individual who served as a Chief Executive Officer during 2000 and the four other most highly compensated executive officers as of December 31, 2000, (iii) a former executive officer for whom disclosure would have been provided under clause (ii) above except that the individual was not serving as an executive officer at December 31, 2000 (together with the individuals in clause (ii) above, the "Named Executive Officers"), (iv) all directors and nominees of the Company, and (v) as a group, all directors and executive officers of the Company.

                                                 Beneficial Ownership of
                                                      Common Stock
                                              -----------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER (1)        Number     Percent of Class
                                              -----------  ----------------
Maurice Marciano (2)........................  16,028,746         36.7%
Paul Marciano (3)...........................  12,924,981         29.6%
Armand Marciano (4).........................   6,490,492         14.9%
Robert Davis (5)............................      41,755            *
Alice Kane (6)..............................      22,885            *
Howard Socol (7)............................      12,631            *
Bryan Isaacs (8)............................      10,270            *
Carlos Alberini.............................           0            *
Nancy Shachtman (9).........................     171,350            *
Brian Fleming (10)..........................           0            *
All directors and executive officers as
 a group(10 persons) (11)...................  35,703,110         81.4%

----------

*     Less than 1.0%

(1) Unless otherwise indicated, the address of the beneficial owner is c/o GUESS?, Inc., 1444 South Alameda Street, Los Angeles, California 90021. Except as described below and subject to the Stockholders' Agreement (as defined under "Certain Relationships and Related Transactions - Stockholders' Agreement"), and applicable community property laws and similar laws, each person listed above has sole voting and investment power with respect to such shares. This table is based upon information supplied by officers, directors and principal stockholders.
(2) Includes shares of Common Stock beneficially owned by Maurice Marciano as follows: 15,456,395 shares held as sole trustee of the Maurice Marciano Trust (1995 Restatement), 90,000 shares held as president of the Maurice Marciano Family Foundation and 10,000 shares held as sole adviser of the Maurice Marciano 1990 Children's Trust with respect to which he has sole voting and dispositive power; and 462,351 shares held as co-trustee of the Paul Marciano 1996 Grantor Retained Annuity Trust and 10,000 shares held by his wife with respect to which he shares voting and dispositive power.
(3) Includes shares of Common Stock beneficially owned by Paul Marciano as follows: 12,287,947 shares held as sole trustee of the Paul Marciano Trust dated February 20, 1986, with respect to which he has sole voting and dispositive power; and 637,034 shares held as co-trustee of the Maurice Marciano 1996 Grantor Retained Annuity Trust with respect to which he shares voting and dispositive power.

(4) Includes shares of Common Stock beneficially owned by Armand Marciano as follows: 6,485,492 shares held as sole trustee of the Armand Marciano Trust dated February 20, 1986, 1,000 shares held indirectly as sole trustee of the Armand Marciano Gift Trust-Anastasia, 1,000 shares held indirectly as sole trustee of the Armand Marciano Gift Trust-Francisca, 1,000 shares held indirectly as sole trustee of the Armand Marciano Gift Trust-Harrison, 1,000 shares held indirectly as sole trustee of the Armand Marciano Gift Trust-Dominique, and 1,000 shares held indirectly as sole trustee of the Armand Marciano Gift Trust-Julien with respect to all of which he has sole voting and dispositive power.
(5) Includes 38,755 shares of Common Stock that may be acquired upon the exercise of options exercisable within 60 days of March 30, 2001, pursuant to the Company's Amended and Restated 1996 Non-Employee Directors' Stock Option Plan.
(6) Includes 16,885 shares of Common Stock that may be acquired upon the exercise of options exercisable within 60 days of March 30, 2001, pursuant to the Company's Amended and Restated 1996 Non-Employee Directors' Stock Option Plan.
(7) Includes 8,131 shares of Common Stock that may be acquired upon the exercise of options exercisable within 60 days of March 30, 2001, pursuant to the Company's Amended and Restated 1996 Non-Employee Directors' Stock Option Plan.
(8) Includes 7,270 shares of Common Stock that may be acquired upon the exercise of options exercisable within 60 days of March 30, 2001, pursuant to the Company's Amended and Restated 1996 Non-Employee Directors' Stock Option Plan and 3,000 shares of Common Stock beneficially owned by the Bryan E. and Helga J. Isaacs Living Trust with respect to which he shares voting and dispositive power with his wife.
(9) Includes 171,000 shares of Common Stock that may be acquired upon the exercise of options exercisable within 60 days of March 30, 2001, pursuant to the Company's 1996 Equity Incentive Plan.
(10) Mr. Fleming resigned as Executive Vice President and Chief Financial Officer of the Company effective November 14, 2000. All of Mr. Fleming's stock options expired 60 days after the date of his resignation.
(11) Includes 242,041 shares of Common Stock that may be acquired upon the exercise of options within 60 days of March 30, 2001.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      The Company is engaged in various transactions with entities affiliated with trusts for the respective benefit of Maurice, Paul and Armand Marciano (the "Marciano Trusts"). The Company believes that the arrangements involving each of the companies in which the Marciano Trusts have an investment and related party transactions discussed below were entered into on terms no less favorable to the Company than could have been obtained from an unaffiliated third party.

License Agreements and Licensee Transactions

      On September 28, 1990, the Company entered into a license agreement with Charles David of California ("Charles David"). The Marciano Trusts and Nathalie Marciano (the spouse of Maurice Marciano) together own 50% of Charles David, and the remaining 50% is owned by the father-in-law of Maurice Marciano. The license agreement grants Charles David the rights to manufacture worldwide and distribute worldwide (except Japan and certain European countries) for men, women and some children, leather and rubber footwear which bear the Company trademark. The license also includes related shoe care products and accessories. Gross royalties earned by the Company under such license agreement for the fiscal year ended December 31, 2000 and for the first quarter ended March 31, 2001 were $2.1 million and $0.5 million, respectively. Additionally, the Company purchased $8.7 million and $1.8 million, respectively, of products from Charles David for resale in the Company's retail stores during the same periods.

Consulting Arrangement

      During 2000, the Company paid Howard Socol $32,000 in connection with consulting services provided by him to the Company.

Leases

      The Company leases manufacturing, warehouse and administrative facilities from partnerships affiliated with the Marciano Trusts and certain of its affiliates. There were two leases in effect at December 31, 2000, both of which expire in July 2008. The total lease payments to these limited partnerships are currently $237,000 per month.

Aggregate lease payments under leases in effect for the fiscal year ended December 31, 2000 and for the first quarter ended March 31, 2001 were $2.8 million and $0.7 million, respectively.

Stockholders' Agreement

      Upon consummation of the IPO, Maurice Marciano, Paul Marciano and Armand Marciano (the "Principal Stockholders") and the Company entered into an Amended and Restated Stockholders' Agreement (the "Stockholders' Agreement"). Pursuant to the Stockholders' Agreement, the Principal Stockholders have agreed to vote their shares of Common Stock to elect each of Maurice, Paul and Armand Marciano, or one designee of any such person (if such designee shall be reasonably acceptable to the other Principal Stockholders), to the Board of Directors. The Stockholders' Agreement provides that each of the Principal Stockholders has granted to each other and to the Company rights of first refusal with respect to the sale of any shares of the Company's outstanding Common Stock held by each of the Principal Stockholders (with certain limited exceptions).

Indebtedness of Management

      Pursuant to his employment agreement, on March 22, 2001 the Company loaned Carlos Alberini $1,000,000 for the purchase of his primary residence in Los Angeles. See "Executive Compensation - Employment Agreements." The relocation loan is secured by a second deed of trust on the residence and bears interest at the rate of seven percent (7%) per annum; provided that no interest shall accrue during Mr. Alberini's employment with the Company.

                               LEGAL PROCEEDINGS

      On approximately January 15, 1999, UNITE filed an unfair labor practice charge against us, alleging that attorney Dennis Hershewe violated Section 8(a)(1) of the National Labor Relations Act ("the Act") by questioning our employee Maria Perez about her union activities at the deposition he conducted in her workers' compensation case. Mr. Hershewe represents Fireman's Fund Insurance Company, our workers' compensation insurance carrier. The Company investigated the charge and responded to it on March 10, 1999. The NLRB issued a complaint on part of the charge on October 14, 1999, and we filed an answer on October 21, 1999. On July 6, 2000, the complaint was dismissed in its entirety. The NLRB appealed the decision and both sides submitted briefs in September of 2000. We are awaiting a decision on the appeal.

      On May 21, 1999, we filed a demand for arbitration against Pour le Bebe, Inc. and Pour la Maison, Inc. (collectively, "PLB") seeking damages and injunctive relief in connection with four written license agreements between the parties. We alleged that PLB defaulted under the license agreements, that the license agreements properly were terminated and that PLB breached the license agreements. On July 19, 1999, PLB filed a counterdemand for arbitration against us. PLB sought damages and injunctive relief against us alleging breach of contract, violation of the California Franchise Relations Act, interference with prospective economic advantage, unlawful business practices, statutory unfair competition and fraud. The arbitration was conducted before the American Arbitration Association pursuant to arbitration clauses in the license agreements.

      On June 9, 2000, the arbitrators issued a final award in our favor and rejected each of PLB's counterclaims. The amount of this award was $7,659,677. Because of the uncertainty of the ultimate realization of the award, no recognition has been given to it in our consolidated financial statements. Thereafter, the Company filed a petition to confirm the arbitration award and PLB filed a petition to vacate the award. On September 29, 2000, the court confirmed the final award and denied PLB's petition to vacate. On October 23, 2000, the court entered judgment confirming the final arbitration award and the case has been resolved.

      On June 9, 1999, we commenced a lawsuit in the Los Angeles County Superior Court against Kyle Kirkland, Kirkland Messina LLC, and CKM Securities (collectively "Kirkland") for tortious interference, unfair competition, fraud and related claims. This action arises out of alleged misrepresentations and omissions of material fact made by Kirkland in connection with the operations and financial performance of PLB. On March 29, 2000, the

California Court of Appeal determined that the action will proceed in court. Kirkland's petition for review to the California Supreme Court was denied on July 12, 2000. The trial date has been set for September 12, 2001.

      On March 28, 2000 a complaint was filed against us in San Diego County Superior Court entitled Snodgrass v. Guess?, Inc. and GUESS? Retail, Inc. The complaint purports to be a class action filed on behalf of current and former store management employees in California. Plaintiffs seek overtime wages and a preliminary and permanent injunction. The parties have stipulated that a limited class composed only of visual co-managers and co-managers should be certified. The Court certified this limited class on March 16, 2001. The trial date has been set for November 9, 2001.

      On May 4, 2000, a complaint was filed against the Company and Mr. Paul Marciano in the Los Angeles Superior Court - Michel Benasra v. Paul Marciano and Guess?, Inc. The complaint grows out of the arbitration between the Company and PLB, discussed above. The plaintiff, the President of PLB, alleges that defendants made defamatory statements about him during the arbitration. Plaintiff seeks general damages of $50,000,000 and unspecified punitive damages. Defendants moved to compel arbitration of this matter, or alternatively, to strike the action under the state's anti-SLAPP (Strategic Litigation Against Public Participation) statute. The motion to compel arbitration was denied and the decision has been appealed. Pending resolution on appeal, this matter has been stayed. No trial date has been set.

      On January 30, 2001, Guess?, Inc. Maurice Marciano, Armand Marciano, Paul Marciano, and Brian Fleming were named as defendants in a securities class action entitled David Osher v. Guess?, Inc., et al., filed in the United States District Court for the Central District of California. Seven additional class actions have been filed in the Central District, naming the same defendants:
Robert M. Nuckols v. Guess?, Inc. et al., Brett Dreyfuss v. Guess?, Inc. et al., both filed February 1, 2001; Jerry Sloan v. Guess?, Inc., et al., filed February 6, 2001; Jerry Byrd v. Guess?, Inc., et al; filed February 13, 2001; Patrick and Kristine Liska v. Guess?, Inc., et al, filed February 14, 2001; Darrin Wegman v. Guess?, Inc., et al., filed February 22, 2001; and Rosie Gindie v. Guess?, Inc., et al., filed February 22, 2001. All eight complaints purport to state claims under Section 10(b) and 20(a) and Rule 10b-5 of the Securities Exchange Act of 1934 and allege that defendants made materially false and misleading statements relating to the Company's inventory and financial condition during the class period. In Osher, Nuckols, Byrd, Wegman and Sloan, the class period is February 14, 2000 through January 26, 2001; in Dreyfuss, Liska and Gindie the class period is February 14, 2000 through November 9, 2000. We are awaiting Court approval of a stipulation to extend our time to respond until 45 days after a lead plaintiff has been appointed and has filed a consolidated amended complaint.

      On March 15, 2001, a complaint was filed by Susan Goldman, derivatively on behalf of nominal defendant Guess?, Inc. against Bryan Isaacs, Alice Kane, Robert Davis, Armand Marciano, Paul Marciano, Maurice Marciano, Howard Socol and Guess?, Inc. in the Court of Chancery for the State of Delaware. The complaint alleges misappropriation of corporate information, insider trading and other purported breaches of fiduciary duty by the Company and its Board of Directors. We filed a notice of motion to dismiss on April 10, 2001.

      We cannot predict the outcome of these matters. We believe the outcome of one or more of the above cases could have a material adverse effect on our results of operations or financial condition.

      Like most major corporations, particularly those operating retail businesses, we have become involved from time to time in a variety of employment-related claims and other matters incidental to our business in addition to those described above. In the opinion of our management, the resolution of any of these pending incidental matters is not expected to have a material adverse effect on our results of operations or financial condition.

                        DIRECTORS AND EXECUTIVE OFFICERS

      The directors and executive officers of the Company as of March 30, 2001 are as follows:

Name              Age  Position
-----             ---  -------
Maurice Marciano  52   Director, Co-Chairman of the Board and Co-Chief Executive
                                  Officer
Paul Marciano     48   Director, Co-Chairman of the Board and Co-Chief Executive
                                  Officer
Armand Marciano   56   Director, Senior Executive Vice President and Assistant
                                  Secretary
Carlos Alberini   45   Director, President and Chief Operating Officer
Nancy Shachtman   44   President of Wholesale
Robert Davis      53   Director
Alice Kane        53   Director
Howard Socol      55   Director
Bryan Isaacs      62   Director

      Pursuant to the Stockholders' Agreement described herein under "Certain Relationships and Related Transactions," the Principal Stockholders have agreed to vote their shares of Common Stock to elect each of Maurice, Paul and Armand Marciano, or one designee of any such person (if such designee shall be reasonably acceptable to the other Principal Stockholders), to the Board of Directors. Maurice, Paul and Armand Marciano are brothers and have worked together in the fashion industry for the last 27 years.

      With respect to the directors named above, Robert Davis, Alice Kane, Howard Socol and Bryan Isaacs are deemed to be "independent" directors under the New York Stock Exchange rules.

      Maurice Marciano, age 52, who was one of the founders of the Company in 1981, has served as Co-Chairman of the Board and Co-Chief Executive Officer since November 15, 1999. Mr. Marciano served as Chairman of the Board and Chief Executive Officer of the Company from August 1993 to November 15, 1999. Mr. Marciano served as President of the Company from June 1990 to September 1992 and as Executive Vice President from 1981 until June 1990. Mr. Marciano's direct supervisory responsibilities include design, merchandising and manufacturing. Additionally, Mr. Marciano, along with Mr. Paul Marciano, is responsible for the Company's corporate marketing. From February 1993 to May 1993, Mr. Marciano was Chairman, Chief Executive Officer and Director of Pepe Clothing USA, Inc. Mr. Marciano has served as a director of the Company since 1981 (except for the period from January 1993 to May 1993) and his present term as a Class III director will expire at the 2002 annual meeting of stockholders.

      Paul Marciano, age 48, joined the Company two months after its inception in 1981 and has served as creative director for the Company's advertising worldwide, and served as President and Chief Operating Officer of the Company from September 1992 to December 2000. Mr. Marciano has served as Co-Chairman and Co-Chief Executive Officer of the Company since November 15, 1999. Mr. Marciano's responsibilities include direct supervisory responsibility for the Company's global advertising and image, licensing, international business and the retail operation. Additionally, Mr. Marciano, along with Maurice Marciano, is responsible for the Company's corporate marketing. Mr. Marciano served as Senior Executive Vice President of the Company from August 1990 to September 1992 and has served as a director of the Company since 1990. His present term as a Class II director will expire at the Annual Meeting.

      Armand Marciano, age 56, joined the Company two months after its inception in 1981 and has served as Senior Executive Vice President of the Company since November 1992. Mr. Marciano is responsible for distribution, customer service and European exports. Mr. Marciano served as Secretary of the Company from 1983 to August 1997, as Executive Vice President of the Company from July 1988 to 1992, and as Assistant Secretary of the Company since August 1997. Mr. Marciano has served as a director of the Company since 1983 and his present term as a Class I director will expire at the 2003 annual meeting of stockholders.

      Carlos Alberini, age 45, joined the Company in December 2000 as President and Chief Operating Officer. Mr. Alberini is responsible for product sourcing, logistics, retail sales (including store operations and real estate), MIS, finance, human resources, legal (excluding litigation management) and wholesale sales for the Company. Mr. Alberini became a director of the Company on December 11, 2000 and his present term as a Class I director will expire at the 2003 annual meeting of stockholders. Prior to joining the Company, Mr. Alberini served as Senior Vice President and Chief Financial Officer of Footstar, Inc. from October 1996 to December 2000. Prior to his position at Footstar, Inc., from May 1995 to October 1996 Mr. Alberini served as Vice President of Finance and Acting Chief Financial Officer of the Melville Corporation, from 1987 to 1995 he served as Corporate Controller and rose to Senior Vice President and Chief Financial Officer and Treasurer of The Bon Ton Stores, and he spent 10 years with Price Waterhouse until leaving the firm as an audit manager in 1987.

      Nancy Shachtman, age 44, has been President of Wholesale since November 1998. From January 1998 through November 1998, Ms. Shachtman served as President of Sales. From October 1986 through January 1998, Ms. Shachtman served in various sales and merchandising positions for the Company including Vice President of Sales and Merchandising.

      Robert Davis, age 53, is the former President and Chief Operating Officer of St. John Knits, Inc. Following his resignation in April 1996, Mr. Davis has remained active at St. John and is currently a consultant to its Chairman and Founder, Bob Gray. Mr. Davis, a director of St. John since 1984, became President of St. John in 1992 and served as Chief Operating Officer and Secretary from 1988 to 1996. From 1980 to 1988, Mr. Davis held various other administrative positions at St. John ending with Vice President - Operations. Prior to that, Mr. Davis was a partner in a Chicago area law firm, where he advised on corporate, labor and litigation matters from 1973 to 1980. Mr. Davis has served as a director of the Company since May 1997 and his present term as a Class II director will expire at the Annual Meeting.

      Alice T. Kane, age 53, is the President of American General Fund Group and Chairman of VALIC Group Annuity Funds with over $18 billion in assets under management. Ms. Kane joined American General Corporation as Executive Vice President of their investments advisory subsidiary, American General Investment Management L.P. in June 1998. American General Corporation is one of the nation's largest diversified financial organizations with assets of approximately $98 billion. Prior to joining American General Corporation on June 1, 1998, Ms. Kane served her entire financial services industry career at New York Life Insurance Company where she joined the company in 1972. Up until her departure from New York Life, she was Executive Vice President and Chief Marketing Officer after serving as Executive Vice President with responsibility for managing the company's asset management division from 1994 to 1997. Ms. Kane was also Chairman of New York Life's MainStay Mutual Funds, and served as General Counsel of New York Life from 1986 to 1995. Ms. Kane has served as a director of the Company since June 1998 and her present term as a Class I director will expire at the 2003 annual meeting of stockholders.

      Howard Socol, age 55, became the Chairman, Chief Executive Officer and President of Barneys New York, Inc. in January 2001. From March 1999 through January 2001, he was President of Socol Consulting Group that provides retail and internet consulting services. From March 1998 to January 1999, he was the Chief Executive Officer of J. Crew Group Inc. Mr. Socol spent the majority of his career rising through the ranks of Burdines Department Stores, a division of Federated Department Stores, to become Burdines Chairman and Chief Executive Officer. Mr. Socol, considered one of the apparel industry's premier merchants, served as Chairman and Chief Executive Officer of Burdines from 1984 to May 1997. Having joined Burdines in 1969 as an assistant buyer and after holding various positions over a twelve-year period, he was appointed the youngest division president in Federated's history. Mr. Socol has served as a director of the Company since September 1999 and his present term as a Class III director will expire at the 2002 annual meeting of stockholders.

      Bryan Isaacs, age 62, spent the majority of his career with KPMG LLP, an international audit, tax and consulting firm. Mr. Isaacs was appointed to the KPMG partnership in 1972 and, until his retirement in June 1999, led the expansion of KPMG's international corporate services practice in the firm's Western Region. Mr. Isaacs also served on a number of KPMG's global tax committees and, from 1996 to 1999, chaired the firm's global information, communication and entertainment tax committee. Mr. Isaacs has served as a director of the Company since January 2000 and his present term as a Class III director will expire at the 2002 annual meeting of stockholders.

                         BOARD MEETINGS AND COMMITTEES

      The Board of Directors held six meetings during 2000, and each director attended at least 75 percent of the aggregate of the meetings of the Board of Directors and of the committees of which he or she was a member.

      The Board of Directors has the following standing committees:

Audit Committee

      The Audit Committee, which was established on July 30, 1996, recommends the appointment of the Company's external auditors and meets with both internal and external auditors to review the scope of their audits and the results thereof. The Audit Committee is governed by a written charter adopted by the Board of Directors. A copy of this charter is included as an appendix to this Proxy Statement. In addition, the Audit Committee reviews and comments on the proposed plans of the internal and external auditors, audit fee proposals, financial statements and other documents submitted to stockholders and regulators and reviews the internal control policies and procedures of the Company. There are currently four members of the Audit Committee: Mr. Isaacs, who serves as Chairman, Ms. Kane, Mr. Socol and Mr. Davis. The members of the Audit Committee are all non-employee directors. There were nine meetings of the Audit Committee held during 2000.

      With respect to the members of the Audit Committee named above, Bryan Isaacs, Robert Davis, Alice Kane and Howard Socol are deemed to be "independent" members under the New York Stock Exchange listing standards.

Compensation Committee

      The Compensation Committee, which was established on March 3, 1997, reviews and approves the remuneration arrangements for the officers and directors of the Company and reviews and recommends new executive compensation or stock plans in which the officers and/or directors are eligible to participate, including the granting of stock options and the determination of annual bonuses. There are currently four members of the Compensation Committee:
Mr. Davis, who serves as Chairman, Ms. Kane, Mr. Socol and Mr. Isaacs. There were four meetings of the Compensation Committee held during 2000.

      The General Corporation Law of the State of Delaware (the "Delaware Corporation Law") provides that a company may indemnify its directors and officers as to certain liabilities. The Company's Restated Certificate of Incorporation and Bylaws provide for the indemnification of its directors and officers to the fullest extent permitted by law, and the Company has entered into separate indemnification agreements with each of its directors and officers to effectuate these provisions and to purchase directors' and officers' liability insurance. The effect of such provisions is to indemnify, to the fullest extent permitted by law, the directors and officers of the Company against all costs, expenses and liabilities incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with the Company.

                             EXECUTIVE COMPENSATION

      The following table sets forth each component of compensation paid or awarded to, or earned by, the Named Executive Officers for the fiscal years ended December 31, 1998, 1999 and 2000.

                           Summary Compensation Table

                                                                                        Long-Term
                                                                                      Compensation
                                                      Annual Compensation                Awards
                                             -----------------------------------------------------------
                                                                                              Securities   All
                                                                        Other                   Under-    Other
                                                                       Annual     Restricted     Lying    Compen-
Name and Principal                                                  Compensation     Stock     Options/   sation
     Position                          Year     Salary      Bonus        (1)        Awards      SARs(#)     (2)
------------------                     -----   --------- ---------- ------------ ------------ ---------  --------

Maurice Marciano(3).................   2000    $900,000   $360,000     $62,678    $       0          0     $1,067
  Co-Chairman of the Board and         1999     900,000    900,000     120,032            0          0      1,038
  Co-Chief Executive Officer           1998     900,000          0     149,551            0          0      1,038

Paul Marciano(3)....................   2000    $900,000   $360,000    $100,812    $       0          0     $1,067
  Co-Chairman of the Board and         1999     900,000    900,000     147,683            0          0      1,038
  Co-Chief Executive Officer           1998     900,000          0     147,469            0          0      1,038

Armand Marciano(3)..................   2000    $650,000   $260,000    $104,250    $       0          0     $1,125
  Senior Executive                     1999     650,000    650,000      52,604            0          0      1,125
  Vice President and                   1998     650,000          0      67,666            0          0      1,125
  Assistant Secretary

Carlos Alberini(4)..................   2000    $ 37,500   $130,000    $      0    $ 949,213    500,000     $    0
  President and                        1999           0          0           0            0          0          0
  Chief Operating Officer              1998           0          0           0            0          0          0

Nancy Shachtman.....................   2000    $459,616   $ 50,000    $      0    $       0     44,000     $1,950
  President of Wholesale               1999     400,000    280,000           0            0          0      2,025
                                       1998     388,461          0           0            0     85,000      1,950

Brian Fleming(5)....................   2000    $300,442   $ 22,000    $      0    $       0     20,000     $2,415
  former Executive Vice President and  1999     300,000    108,000           0            0          0          0
  Chief Financial Officer              1998     126,000     20,000           0            0    100,000          0

----------
(1) Includes the following amounts paid for transportation on behalf of: Mr. Maurice Marciano $102,756, $109,381, $51,177, Mr. Paul Marciano $100,673,
      $137,032, $82,968 and Mr. Armand Marciano $20,870, $41,953 and $67,044 for
      1998, 1999 and 2000 respectively. Also includes $32,500 paid in 1998 for life insurance on behalf of Armand Marciano.
(2) Consists solely of contributions to the Company's 401(k) Plan, dated January 1, 1992, as amended, by the Company on behalf of such executive officers.
(3) These three named Executive Officers have agreed to reduce their 2001 compensation by the amounts of their 2000 annual bonus compensation. See "Compensation Committee Report - Components of Compensation."
(4)   Effective December 11, 2000, Mr. Alberini began working for the Company.
(5)   Effective November 14, 2000, Mr. Fleming resigned from the Company.

                     Option/SAR Grants in Last Fiscal Year

                                                 Individual Grants
                                  ------------------------------------------------
                                                   Percent                            Potential Realizable Value
                                    Number of     of Total                              at Assumed Annual Rates
                                   Securities   Options/SARs   Exercise               of Stock Price Appreciation
                                   Underlying    Granted to       or                       for Option Term
                                  Options/SARs  Employees in  Base Price  Expiration  ----------------------------
Name                              Granted(#)(1)  Fiscal Year    ($/Sh)       Date       5%($)(2)        10%($)(2)
-----                             ------------  ------------  ----------  ----------  ------------    ------------
Maurice Marciano..............           --            --            --           --            --              --
Paul Marciano.................           --            --            --           --            --              --
Armand Marciano...............           --            --            --           --            --              --
Carlos Alberini...............      500,000         41.9%       $ 4.630     12/11/10    $1,455,891      $3,689,514
Nancy Shachtman...............       24,000          2.0%       $27.313       2/7/10    $  412,238      $1,044,698
Nancy Shachtman...............       20,000          1.7%       $18.313       8/7/10    $  230,332      $  583,708
Brian Fleming(3)..............       20,000          1.7%       $27.313       2/7/10    $  343,532      $  870,582

----------
(1) The options identified in this table were granted under the Company's 1996 Equity Incentive Plan and, except for Mr. Alberini's option which is exercisable in equal 20% installments on each of the first five anniversaries of the date of grant, are exercisable in equal 25% installments on each of the first four anniversaries of the date of grant. In the event a Named Executive Officer terminates his or her employment for any reason other than death, disability or retirement, his or her options may thereafter be exercised, to the extent they were exercisable on the date of termination, for a period of 60 days from the date of such termination of employment.
(2) The potential gains shown are net of the option exercise price and do not include the effect of any taxes associated with exercise. The amounts shown are for the assumed rates of appreciation only, do not constitute projections of future stock performance and may not necessarily be realized. Actual gains, if any, on stock option exercises depend on the future performance of the Common Stock, continued employment of the optionee through the term of the option and other factors.
(3) All of these options expired unexercised 60 days after November 14, 2000, which was the date of Mr. Fleming's resignation from the Company.

              Aggregated Option/SAR Exercises in Last Fiscal Year
                     and Fiscal Year-End Option/SAR Values

      The following table provides information regarding the number and value of unexercised options to purchase the Common Stock held by the Named Executive Officers as of December 31, 2000, based upon a value of $5.3125 per share, which was the closing price of the Common Stock on the New York Stock Exchange on December 29, 2000.

                                                        Number of
                                                       Securities                    Value of
                                                       Underlying                   Unexercised
                                                       Unexercised                 In-the-Money
                       Shares        Value            Options/SARs                 Options/SARs
                     Acquired on   Realized       at Fiscal Year-End (#)      at Fiscal Year-End ($)
Name                 Exercise($)      ($)       Exercisable/Unexercisable    Exercisable/Unexercisable
-----                ----------    --------     -------------------------    -------------------------
Maurice Marciano ..          0      $     0                      0/0                          $0/$0
Paul Marciano .....          0      $     0                      0/0                          $0/$0
Armand Marciano ...          0      $     0                      0/0                          $0/$0
Carlos Alberini ...          0      $     0                0/500,000                    $0/$341,250
Nancy Shachtman ...          0      $     0           141,667/82,333                $41,235/$41,235
Brian Fleming .....     15,000      $17,185            35,000/70,000                $41,563/$59,375

Employment Agreements

      The Company has entered into individual employment agreements (the "Executive Employment Agreements") with each of Maurice Marciano, Paul Marciano and Armand Marciano (the "Executives"). The initial term of the Executive Employment Agreements began on August 13, 1996 (the "Effective Date") and terminated on the third anniversary of the Effective Date. However, the Executive Employment Agreements automatically extend after the initial term for successive one-year terms, unless notice not to extend is given by either party at least 90 days prior to the end of the then current term. No notice has been given. The Executive Employment Agreements provide for an annual base salary of $900,000, $900,000 and $650,000 for Maurice Marciano, Paul Marciano and Armand

Marciano, respectively, which may be increased by the Compensation Committee based on annual reviews. In addition, the Executive Employment Agreements provide for annual bonuses to be determined in accordance with the Company's Annual Incentive Bonus Plan, with a minimum expected target bonus equal to 100% of base salary. Commencing on the expiration of the term of an Executive Employment Agreement, or earlier should an Executive Employment Agreement be terminated other than due to the Executive's death or for cause (as defined in the Executive Employment Agreements), the Company and Maurice Marciano, Paul Marciano or Armand Marciano, as the case may be, will enter into a two-year consulting agreement under which such Executive will render certain consulting services for which the Company will pay an annual consulting fee equal to 50% of such Executive's annual base salary, as in effect immediately prior to the commencement of the consulting period. In addition, each Executive is entitled to certain fringe benefits, including full Company-paid health and life insurance for himself and his immediate family during his lifetime. If any of the Executives is terminated without cause or resigns for good reason (as such terms are defined in the Executive Employment Agreements), then such Executive will receive as severance his then current base salary and annual target bonus for the remainder of his term of employment. The Executive will also continue to participate in Company-sponsored health and life insurance, and other fringe benefit plans and programs during the severance period. Each Executive Employment Agreement further provides that upon the death or permanent disability of the Executive, such Executive (or his beneficiary) will receive a pro rata portion of his annual target bonus for the year in which the Executive's death or permanent disability occurs. The Executive Employment Agreements also include certain noncompetition, nonsolicitation and confidentiality provisions.

      In November 2000, Carlos Alberini entered into an employment agreement with the Company (the "Employment Agreement") for a term commencing on December 11, 2000 through December 31, 2003 (the "Term"). The Employment Agreement will automatically extend after the Term for successive one-year terms unless notice not to extend is given by either party at least 180 days prior to the end of the then current term. The Employment Agreement provides for an annual base salary of $650,000, which may be increased by the Compensation Committee based on annual reviews. In addition, the Employment Agreement provides for annual bonuses to be determined in accordance with the Company's Annual Incentive Bonus Plan, with the minimum expected target bonus to be 70% of base salary, up to a maximum bonus of 120% of base salary if the applicable stretch performance goals (as defined in the Bonus Plan) are met. The Employment Agreement also provides for a guaranteed bonus of $260,000 payable in two prorated installments (December 31, 2000 and December 11, 2001) provided that Mr. Alberini is employed with the Company through the applicable installment date (the "Guaranteed Bonus"). The amount of the target bonus, if any, to be paid to Mr. Alberini in 2001 shall be reduced by the second installment of the Guaranteed Bonus. On December 11, 2000, Mr. Alberini was granted 205,680 restricted shares of Common Stock under the 1996 Equity Incentive Plan which shares vest as follows: 105,680 shares on January 1, 2002, 50,000 shares on January 1, 2003 and 50,000 shares on January 1, 2004. He was also granted a stock option for 500,000 shares of Common Stock under the Company's 1996 Equity Incentive Plan with an exercise price equal to the closing price on December 11, 2000 and which vests in five equal annual installments beginning on December 31, 2001. Mr. Alberini is eligible to participate in the Company's 401(k) Plan and is entitled to other similar benefits provided to senior executives. If Mr. Alberini's employment is terminated by the Company at any time other than for his death, disability or for cause or if Mr. Alberini terminates his employment for good reason (as such terms are defined in the Employment Agreement), the Company and Mr. Alberini will enter into a consulting agreement for up to eighteen months under which Mr. Alberini will render consulting services for which the Company will pay an annualized consulting fee equal to Mr. Alberini's base salary, as in effect prior to the commencement of the consulting period. In addition, Mr. Alberini will be entitled to receive (i) any benefits to which he would otherwise be entitled with respect to the Relocation Loan (as defined below); (ii) an amount equal to the portion of any Guaranteed Bonus for the expired portion of the fiscal year in which his termination date occurs; (iii) accelerated vesting of the restricted stock; and (iv) continuing vesting of any then outstanding options over the consulting period. The Employment Agreement further provides for certain payments upon a change in control (as such term is defined in the Employment Agreement), including an additional payment to reimburse him for any excess taxes that he may incur with respect to such payments. The Employment Agreement also includes certain noncompetition, nonsolicitation and confidentiality provisions. In addition, the Employment Agreement provides that Mr. Alberini is eligible for reimbursement by the Company for relocation expenses and assistance with respect to the purchase of a primary residence in Los Angeles (the "Relocation Loan").

Compensation of Directors

      Directors who are employees of the Company receive no additional compensation for serving on the Board of Directors. Directors who are not employees of the Company receive an annual retainer fee of $20,000 for their services and attendance fees of $1,500 per Board meeting and $1,000 (committee chairman) or $750 (committee member) per committee meeting attended. Annual retainer fees may, however, be waived in exchange for non-qualified options to purchase a number of shares of Common Stock equal in value to 2 1/2 times that of the fees so waived. The aggregate exercise price of these options is equal to the closing market price of the Common Stock on the day of the grant. The options will become exercisable in 25% installments on the first day of each of the four fiscal quarters following the date of grant. Pursuant to the Company's Amended and Restated 1996 Non-Employee Directors' Stock Option Plan ("1996 Plan"), if there is a change in control of the Company (as defined in the 1996
Plan), all options become immediately exercisable. All directors are reimbursed for expenses incurred in connection with attendance at Board or committee meetings.

      In addition, pursuant to the 1996 Plan, each non-employee director of the Company, upon joining the Board of Directors, will receive non-qualified options to purchase 10,000 shares of Common Stock and will receive non-qualified options to purchase an additional 3,000 shares of Common Stock on the first day of each fiscal year thereafter. The exercise price of such options will be equal to 85% of the fair market value of the Common Stock on the respective date of grant and the term of the options will be for ten years. The options will become exercisable in 25% installments on each of the first four anniversaries of the date of grant, provided that the options will immediately become exercisable in full upon the occurrence of a change in control of the Company.

      Further, pursuant to the 1996 Plan, each non-employee director of the Company, upon joining the Board of Directors, will receive 1,500 shares of Common Stock and will receive an additional 1,500 shares of Common Stock on the first business day of each calendar year thereafter.

Compensation Committee Interlocks and Insider Participation

      The members of the Compensation Committee during 2000 were Mr. Davis, as Chairman, Mr. Socol, Ms. Kane and Mr. Isaacs. Mr. Isaacs became a member of the Compensation Committee on January 10, 2000. None of the executive officers of the Company served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity during 2000.

                         COMPENSATION COMMITTEE REPORT

      The report of the Compensation Committee of the Board of Directors with respect to compensation in fiscal 2000 is as follows:

Compensation Philosophy

      The initial framework of compensation paid to the Company's executive officers was determined at the time of the IPO. Based on discussions with the Company's investment bankers and an independent compensation consultant and based on comparisons with other companies in the textile industry, the Board established ranges of salary, bonus and stock option compensation for its executive officers. The Company established a Compensation Committee during 1997 which now has responsibilities over the Company's formal policies for executive compensation. In its hiring practices, the Company seeks to obtain the services of the most highly qualified individuals in the industry, and has provided compensation accordingly.

Components of Compensation

      The principal components of executive officer compensation are generally as follows:

      Base Salary. The base salary of certain of the Named Executive Officers is fixed pursuant to the terms of their respective Employment Agreements. See " - Employment Agreements."

      Annual Performance Bonus. Annual bonuses are payable to the Company's executive officers under the Company's Annual Incentive Bonus Plan (the "Bonus Plan") based on the Company's achievement of certain pre-set corporate financial performance targets established for the fiscal year. Based on the results of operations of the Company originally reported for the six months ended July 1, 2000, and its expectations regarding its operations for the remainder of the year, the Company anticipated that it would meet the performance targets for the year and, accordingly, paid an interim bonus to participating executive employees on August 4, 2000. The Company subsequently became aware that it was necessary to restate its results of operations for the period, to a level that did not support the payment of the interim bonus. Had the Company initially been aware of the restated results of operations, it would not have made the interim bonus payments. The Company failed to meet the Bonus Plan's financial targets for the year; accordingly, no bonus was payable under the Bonus Plan with respect to fiscal 2000. A portion of the compensation paid to Maurice and Paul Marciano in 2000 is not deductible by the Company as a result of the application of Section 162(m) of the Internal Revenue Code as described below. Maurice, Paul and Armand Marciano have agreed to reduce prospectively their 2001 compensation by the amount of the bonuses paid to them in 2000. See "Executive Compensation - Summary Compensation Table."

      Long-Term Incentive Compensation. Long-term incentives are provided through stock option grants and other stock-based awards under the Bonus Plan. Awards under the Bonus Plan are designed to further align the interests of each executive officer with those of the stockholders and provide each officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the Company's business.

      Compensation of the Co-Chief Executive Officers. Pursuant to the terms of each of their employment agreements entered into at the time of the IPO, Maurice Marciano and Paul Marciano each receive a base salary of $900,000 per year. Their annual target bonus under the Bonus Plan is equal to 100% of each of their base salaries. Messrs. Marciano, major stockholders in the Company, have not been granted any options to purchase shares of Common Stock.

      Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended, generally provides that publicly held companies may not deduct compensation paid to certain of their top executive officers to the extent such compensation exceeds $1 million per officer in any year. However, pursuant to regulations issued by the Treasury Department, certain limited exceptions to Section 162(m) apply with respect to "qualified performance-based compensation" and to compensation paid in certain circumstances by companies in the first few years following their IPO. The Company has taken steps to provide that these exceptions will apply to compensation paid to its executive officers, and the Company will continue to monitor the applicability of Section 162(m) to its ongoing compensation arrangements.

                                  By the Compensation Committee,

                                  Robert Davis
                                  Alice Kane
                                  Howard Socol
                                  Bryan Isaacs

                            STOCK PERFORMANCE GRAPH

      The Securities and Exchange Commission requires the Company to present a graph comparing the cumulative total stockholder return on its shares with the cumulative total stockholder return on (1) a broad equity market index and (2) a published industry index or peer group. Although the chart would normally cover a five-year period, the shares of the Company began public trading on August 8, 1996 and, as a result, the following chart commences as of such date.

      The Stock Price Performance Graph below compares the cumulative total stockholder return on the Common Stock from August 8, 1996 to December 31, 2000 with the return on the Standard and Poor's 500 Stock Index ("S&P 500 Index") and the Standard and Poor's Textiles Index ("S&P Textiles"). The stock price performance shown is not necessarily indicative of future price performance.

                    Compares 5-Year Cumulative Total Return
                                 Among GUESS?,
                      S&P 500 Index and S&P Textile Index

                              [LINE CHART OMITTED]


                              8-Aug-96       31-Dec-96     31-Dec-97    31-Dec-98     31-Dec-99     31-Dec-00
                              --------       ---------     ---------    ---------     ---------     ---------
Guess?, Inc.                    $100             $80           $38          $27          $121           $30

S&P 500 Index                   $100            $113          $150         $193          $234          $213

S&P Textiles (Apparel) Index    $100            $119          $129         $111           $83           $98

----------
Note: Assumes $100 invested on August 8, 1996 in GUESS?, S&P 500 Index and S&P
      Textiles Index. Assumes reinvestment of dividends on a daily basis.

                                 OTHER MATTERS

      Section 16(a) Beneficial Ownership Reporting Compliance.

      Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and any beneficial owner of more than ten percent of a registered class of the Company's equity securities, to file reports (Forms 3, 4 and 5) of stock ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and beneficial owners of more than ten percent of the Company's stock are required by Securities and Exchange Commission regulation to furnish the Company with copies of all such forms that they file.

      Based solely on the Company's review of the copies of Forms 3, 4 and 5 and the amendments thereto received by it for the year ended December 31, 2000, or written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, the Company believes that during the period ended December 31, 2000, all filing requirements were complied with by its executive officers, directors and beneficial owners of more than ten percent of the Company's Common Stock, except for a Form 4 that was not timely filed on behalf of Brian Fleming during 2000.

Stockholders' Proposals.

      Proposals of stockholders intended to be presented at the 2002 annual meeting of stockholders must be received by the Company, marked to the attention of the Secretary, no earlier than February 14, 2002 and no later than March 15, 2002. Proposals must comply with the requirements as to form and substance established by the Securities and Exchange Commission for proposals in order to be included in the Proxy Statement; provided, however, if no annual meeting is held in the prior year or the date of the annual meeting is changed by more than 30 days from the date contemplated at this time, notice by a shareholder must be so received not later than the close of business on the 10th day following the day on which a notice of the date of the meeting is mailed or a public announcement thereof is made.

                             THE BOARD OF DIRECTORS
Los Angeles, California

                                                                        APPENDIX

                                  GUESS?, INC.

       Restated Charter of the Audit Committee of the Board of Directors
                      as adopted by the Board of Directors
                                on June 13, 2000

I. Audit Committee Purpose

      The Audit Committee (the "Committee") is appointed by the Board of Directors (the "Board") of Guess?, Inc. (the "Company") to assist the Board in fulfilling its oversight responsibilities. The Committee's primary duties and responsibilities are to:

      o Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting and legal compliance.

      o Monitor the independence and performance of the Company's independent auditors and internal auditing department.

      o Provide an avenue of communication among the independent auditors, management, the internal auditing department, and the Board.

      The Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the Company. The Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

      The independent auditors are ultimately accountable to the Committee and the Board. The Committee and the Board shall have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors (or to nominate the independent auditors to be proposed for stockholder approval in any proxy statement).

II. Audit Committee Composition and Meetings

      Composition

      Audit Committee members shall meet the independence and financial literacy requirements of the New York Stock Exchange (the "Exchange") governing the composition of audit committees and the expertise of audit committee members.

      The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall have no relationship to the Company that may interfere with the exercise of his or her independence from management and the Company and each of whom shall meet the other independence requirements and restrictions with respect to audit committee members as set forth in the corporate governance standards of the Exchange. Each member of the Committee shall be financially literate, as such qualification is interpreted by the company's Board in its business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Committee. At least one member of the Committee must have accounting or related financial management expertise, as the Board interprets such qualification in its business judgment.

      Notwithstanding the immediately preceding paragraph, (i) prior to June 14, 2001, the Committee may consist of only two directors, (ii) each member of the Committee who was serving as a member of the Committee on December 14, 1999 may continue to comply with the Exchange's prior audit committee rule in effect immediately prior to such date and need not satisfy the definition of "Independent," the other independence requirements or restrictions or the financial literacy requirements described in the immediately preceding paragraph unless, and until such time as, he or she is re-elected to the Board and re-appointed to the Committee subsequent to December 14, 1999, and (iii) the Company shall have until June 14, 2001 to appoint a Committee member who satisfies the requirement for one member with financial management expertise as described in the last sentence of the immediately preceding paragraph.

      Audit Committee members shall be appointed by the Board. The Board may designate a Chairperson of the Committee (a "Chair"). If a Chair is not designated or if the designated Chair is not present at a meeting, the members of the Committee may designate a Chair by majority vote of the Committee membership.

      Meetings

      The Committee shall meet at least four times annually, or more frequently as it shall determine is necessary to carry out its duties and responsibilities. The Committee may ask any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any member of, or consultant to, the Committee and to provide pertinent information as necessary. In consultation with management, other Committee members and the independent auditors, the Chair shall prepare and/or approve an agenda in advance of each meeting. The Committee shall maintain minutes of meetings and make regular reports to the Board regarding its activities.

      The Committee shall meet privately in separate executive sessions at least annually with management, the director of the internal auditing department, the independent auditors, and as a committee to discuss any matters that the Committee or any of such persons or groups believes should be discussed. In addition, the Committee, or its Chair, shall communicate with management and the independent auditors quarterly to review the Company's financial statements and significant findings prior to the filing of such statements with the Securities and Exchange Commission (the "SEC").

III. Audit Committee Responsibilities and Duties

      Review Procedures

      1. Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board for approval and have the Charter publicly disclosed at least every three years in accordance with applicable SEC regulations.

      2.    Review with Company management and the independent auditors:

            (i) the Company's yearly financial results prior to the release of year-end earnings and the Company's annual audited consoli-dated financial statements and the related report of the inde-pendent auditors prior to filing or distribution of such statements, and

            (ii) the Company's quarterly financial results prior to the release of quarterly earnings and the Company's quarterly financial statements and the related report of the independent auditors prior to filing or distribution of such statements.

                  Such review should include discussion with management and the independent auditors of:

                  (a) significant issues regarding, and changes to, accounting and auditing principles, practices and judgments,

                  (b) the adequacy of internal controls that could significantly affect the Company's financial statements,

                  (c) in the case of year-end financial results, the results of the audit, and

                  (d) any items required to be communicated by the independent auditors in accordance with Statement of Auditing Standards (SAS) No. 61, as it may be amended or supplemented.

                  The Chair may represent the entire Committee for purposes of this review.

      3. Review an analysis prepared by management and the independent auditors of significant financial reporting judgments made in connection with the preparation of the Company's financial statements.

      4. In consultation with management, the independent auditors and the internal auditors, consider the integrity of the Company's financial reporting processes and internal control policies and procedures.

      5. Meet periodically with management to discuss significant financial risk exposures and the steps management has taken to monitor, con-trol, and report such exposures. Review significant findings prepared by the independent auditors and the internal auditing department together with management's responses, including the status of previous recommendations.

            Independent Auditors

      6. Review the independence and performance of the auditors. Annually recommend to the Board of Directors the appointment of the inde-pendent auditors and, if so determined by the Committee, make recommendations to the Board regarding the replacement or termina-tion of the independent auditors when circumstances warrant.

      7. Review changes to the Company's auditing and accounting policies and practices as suggested by the independent auditors, internal auditors or management.

      8. Review and approve the independent auditors' engagement letter and approve the fees and other significant compensation to be paid to the independent auditors.

      9. Receive on a periodic basis a formal written statement from the independent auditors delineating all relationships between the independent auditors and the Company. Receive the written disclosures and letter from the independent auditors required by Independence Standards Board (ISB) Standard 1, as it may be amended or supplemented. In each case, discuss with the independent auditors the independent auditors' independence and actively engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors. Take, or recommend that the Board take, appropriate action in response to the independent auditors' report to satisfy itself of the independence of the independent auditors.

      10. Review the independent auditors' audit plan prior to the audit. Discuss scope, staffing, locations, reliance upon management, and internal audit and general audit approach. Monitor such plan's progress and results during the year.

      11. Consider the independent auditor's judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

      12.   Obtain from the independent auditors any information pursuant to
            Section 10A of the Securities Exchange Act of 1934, as amended, and take any and all action required by Section 10A to be taken by the Committee, and cause the Board to take, any and all action required by Section 10A to be taken by the Board, in response to any such information.

      13. Review with the independent auditors any problems or difficulties the auditors may have encountered and any management letter provided by the independent auditors and the Company's response to that letter. Such review should include:

            (a) Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

            (b) Any changes required in the planned scope of the internal audit.

            (c) The internal audit department's responsibilities, budget and staffing.

      Internal Audit Department and Legal Compliance

      14. Review the budget, plan, changes in plan, activities, organizational structure, and qualifications of the internal audit department, as needed.

      15. Review the appointment, performance, and replacement of the senior internal audit executive.

      16. Review significant reports prepared by the internal audit department together with management's response and follow-up to these reports.

      17. On at least an annual basis, review with the Company's counsel, any legal matters that could have a significant impact on the organization's financial statements, the Company's compliance with applicable laws and regulations, and any inquiries received from regulators or governmental agencies.

      Other Audit Committee Responsibilities

      18. Annually prepare a report as required by, and stating the information specified by, the SEC, which report shall be included in the Company's annual meeting proxy statement (or, if applicable, information statement in lieu thereof).

      19. Recommend to the Board, based on the Committee's review and discussions with management and the independent auditors, whether or not the audited financial statements should be included in the Com-pany's Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

      20. Confirm that the Company's interim financial statements to be in-cluded in the Company's Quarterly Report on Form 10-Q have been reviewed by the Company's independent auditors.

      21. Perform any other activities consistent with this Charter, the Com-pany's by-laws, and governing law, as the Committee or the Board deems necessary or appropriate.

      22. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

      23. Establish, review, and update periodically a Code of Ethical Conduct and ensure that management has established a system to enforce this Code.

      24.   Periodically perform self-assessment of audit committee performance.

      25. Review financial and accounting personnel succession planning within the Company.

      26. Review at least annually a summary of directors' and officers' related party transactions and potential conflicts of interest and the Company's policies relating to the avoidance of conflicts of interest. Review past and proposed transactions between the Company, on the one hand, and any of its directors or executive officers, on the other hand. Review policies and procedures as well as audit results associated with directors' and officers' expense accounts and perquisites, including the use of corporate assets. Consider the results of any review of any of the foregoing by the Company's independent auditors.

      27. Obtain reports from management, the Company's senior internal auditing executive and the independent auditors that the Company's subsidiaries and any foreign affiliated entities are in conformity with applicable legal requirements.

      28. Advise the Board with respect to the Company's policies and proce-dures regarding compliance with applicable laws and regulations.

      29. Confirm that the Company has prepared and filed, on an annual basis after the Board appoints the Committee and at any subsequent time when the composition of the Committee changes, the written affirma-tion required by the rules of the Exchange.

      While the Committee has the responsibilities and powers set forth in this Charter, the Committee is not responsible for planning or conducting the audit or for determining whether the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. In addition, it is not the responsibility of the Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditors or to ensure compliance with all laws and regulations.

--------------------------------------------------------------------------------

                                     [LOGO]

                         ANNUAL MEETING OF STOCKHOLDERS
                           to be held on May 14, 2001
                                The Ritz-Carlton
                               4375 Admiralty Way
                        Marina del Rey, California 90292
         Registration begins at 9:00 a.m. Meeting begins at 10 00 a.m.
        Cameras and recording devices will not be allowed in the meeting

                               ADMITTANCE TICKET

    This ticket entitles you, the stockholder, and one guest to attend this
                                 Annual Meeting
              Seating will be on a first come, first served basis

--------------------------------------------------------------------------------
   For wheelchair and hearing impaired seating, please see a host/hostess for assistance.
--------------------------------------------------------------------------------

                         DIRECTIONS TO THE RITZ-CARLTON

From LAX Airport: Take Sepulveda Boulevard north out of LAX Airport and immediately transition into the left-hand lane Take Lincoln Boulevard north and proceed for approximately 5 miles. Turn left on Fiji Way. Turn right on Admiralty Way The Ritz-Carlton is the first high rise building on the left-hand side.

From 405 Freeway (North/South): Take the 90 Freeway West (Marina del Rey Freeway) until it ends. Turn left onto Lincoln Boulevard and immediately transition into the right-hand lane. Turn right on Bali Way. Turn right on Admiralty Way. The Ritz-Carlton is the first high rise building on the left-hand side.

If your shares are held of record by a broker, bank, or other nominee and you wish to attend the meeting, you must obtain a letter from your broker, bank, or other nominee confirming your beneficial ownership of the shares as of the record date and bring it to the meeting. In order to vote your shares at the meeting, you must obtain from the record holder a proxy issued in your name.

--------------------------------------------------------------------------------
                                  DETACH HERE


     Please mark
|X|  votes as in
     this example.

  THE BOARD OF DIRECTORS OF GUESS?, INC. RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

  1.  Election of Directors (term expiring in 2004)
      Nominees: (01) Paul Marciano
                (02) Robert Davis

              FOR          WITHHOLD            MARK HERE
              |_|            |_|              IF YOU PLAN  |_|
                                               TO ATTEND
|_| _______________________________________   THE MEETING
    for both nominees except as noted above
                                                MARK HERE
                                               FOR ADDRESS  |_|
                                               CHANGE AND
                                               NOTE BELOW

  2.  To ratify the appointment of KPMG       FOR    AGAINST   ABSTAIN
      LLP as the Company's independent        |_|      |_|       |_|
      certified public accountants for the
      2001 fiscal year

  3. In their discretion, the proxyholders are authorized to vote on such other matters that may properly come before this Annual Meeting or any other adjournment or postponement thereof

IMPORTANT Please sign exactly as your name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. When signing in a representative capacity, please sign in full corporate name by president or other authorized officer. If a partnership or limited liability company, please sign in the partnership or limited liability company name by an authorized person.

The undersigned hereby acknowledges receipt of notice of the Annual Meeting of the stockholders and a proxy statement for the Annual Meeting prior to the signing of this proxy.

                                  DETACH HERE

                                     PROXY

                                  GUESS?, Inc.

                                  COMMON STOCK

                PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS

The undersigned hereby appoint(s) Carlos Alberini and Deborah Siegel as proxies with full power of substitution, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side hereof, all shares of Common Stock of GUESS?, Inc. (the "Company") held of record by the undersigned on March 30, 2001 at the Annual Meeting of Stockholders to be held on May 14, 2001 at 10 a.m., PST, or any adjournments or postponements thereof, at The Ritz-Carlton, 4375 Admiralty Way, Marina del Rey, California 90292, and hereby revoke(s) any proxies heretofore given.

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTORS, FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS AND, IN THE DISCRETION OF THE PROXY HOLDERS, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

This proxy is revocable and the undersigned may revoke it at any time prior to its exercise. Attendance of the undersigned at the above meeting or any adjourned or postponed session thereof will not be deemed to revoke this proxy unless the undersigned will indicate affirmatively thereat the intention of the undersigned to vote said shares in person.

-----------                                                          -----------
SEE REVERSE        CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SEE REVERSE
   SIDE                                                                  SIDE
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